Exhibit (a)(1)

                     OFFER TO PURCHASE FOR CASH ANY AND ALL
                  EQUITY UNITS OF LIMITED PARTNERSHIP INTEREST
       (EACH CONSISTING OF ONE CLASS A INTEREST AND ONE CLASS B INTEREST)
                                       OF
                           CONCORD MILESTONE PLUS, LP
                                       AT
                                 $2.50 per Unit

      SUTTER OPPORTUNITY FUND 3, LLC, SUTTER OPPORTUNITY FUND 3 (TE), LLC,
        SCM-CMP ACQUISITION FUND, LLC, MacKENZIE PATTERSON FULLER, INC.,
                              and ROBERT E. DIXON
                               (the "Purchasers")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC DAYLIGHT TIME, ON MAY 27, 2005, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire Equity Units of limited partnership interest, with each Equity Unit consisting of one Class A Interest and One Class B Interest (the Equity Units are hereinafter referred to as the "Units") in CONCORD MILESTONE PLUS, LP, a Delaware limited partnership (the "Company"). The Purchasers are not affiliated with the Company. The Purchasers hereby offer to purchase any and all outstanding Units at a purchase price equal to $2.50 per Unit, less the amount of any dividends declared or paid with respect to the Units between April 27, 2005 and May 27, 2005, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers.

             Tender of Units will include the tender of any and all securities into which the Units may be converted, and any securities distributed with respect to the Units, by way of dividend or otherwise, from and after the Offer Date.
             As of March 10, 2005, there were approximately 983 unit holders of record of Units and the number of Units outstanding as of March 10, 2005 was 1,518,800 according to the Company's annual report on Form 10-K for the year ended December 31, 2004. The Purchasers and their affiliates currently beneficially own none of the outstanding Units. If all of the Units sought in this Offer are purchased, the Purchasers and their affiliates would beneficially own 100% of the outstanding Units. Consummation of the Offer, if all Units sought are tendered, would require payment by the Purchasers of up to $3,797,000 in aggregate purchase price, which the Purchasers will fund out of their existing working capital.

Holders of Units ("Unit holders") are urged to consider the following factors:

o Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $2.50 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units. According to Direct Investment Spectrum, Units traded at $1.15 per unit during January and February 2005. Neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Company could have an estimated liquidation value of approximately $4.18 per Unit. It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Company's properties, and are not qualified to appraise real estate. Furthermore, there can be no assurance as to the timing or amount of any future Company distributions, and there cannot be any assurance that the Purchasers' estimate accurately reflects an approximate value of the Units or that the actual amounts which may be

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

         realized by holders for the Units may not vary substantially from this estimate.

o No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

April 27, 2005





















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IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder's Units should mail, deliver or telecopy the Letter of Transmittal and any other required documents to the Purchasers at the address or facsimile number set forth below.

                       c/o Sutter Capital Management, LLC
                       220 Montgomery Street, Suite 2100,
                         San Francisco, California 94104
                                 (415) 788-1441
                            Facsimile: (415) 788-1515


Questions or requests for assistance or copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at (415) 788-1441.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.




















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


                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................7

TENDER OFFER...................................................................9

Section 1.        Terms of the Offer...........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Units......9
Section 3.        Procedures for Tendering Units..............................10
Section 4.        Withdrawal Rights...........................................11
Section 5.        Extension of Tender Period; Termination; Amendment..........11
Section 6.        Certain Federal Income Tax Consequences.....................12
Section 7.        Effects of the Offer........................................12
Section 8.        Future Plans................................................13
Section 9.        The Business of the Company.................................13
Section 10.       Conflicts of Interest.......................................13
Section 11.       Certain Information Concerning the Purchasers...............13
Section 12.       Source of Funds.............................................14
Section 13.       Conditions of the Offer.....................................14
Section 14.       Certain Legal Matters.......................................15
Section 15.       Fees and Expenses...........................................15
Section 16.       Miscellaneous...............................................15

Schedule I - The Purchasers and their Principals
























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                               SUMMARY TERM SHEET

The Purchasers are offering to purchase any and all of the 1,518,800 outstanding Units for $2.50 per Unit in cash. The following are some of the questions that you, as a Unit holder of the Company, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase any and all Units is being made by Sutter Opportunity
Fund 3, LLC, Sutter Opportunity Fund 3 (TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller, Inc., and Robert E. Dixon. The entity Purchasers are all investment entities, and all except MacKenzie Patterson Fuller, Inc.are controlled by or affiliated with Mr. Dixon. MacKenzie Patterson Fuller, Inc. is owned and controlled by C.E. Patterson. All Purchasers are unrelated to the Company or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase any and all outstanding Equity Units of Limited Partnership Interest (each a "Unit"), each of which consists of one Class A Interest and one Class B Interest, in the Company. The Purchasers and their affiliates currently beneficially own none of the outstanding Units. If all of the Units sought in this Offer are purchased, the Purchasers and their affiliates would beneficially own 100% of the outstanding Units.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $2.50 per Unit, net to you in cash, less the amount of any dividends declared or paid with respect to the Units between the date of this Offer and the date the Offer expires. The Offer price would be reduced by the amount of dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses in connection with the sale (other than any fees you must pay in connection with your custodial or other beneficiary accounts).

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchasers' capital commitment will be approximately $3,797,000. The Purchasers and their members and Unit holders have adequate working capital resources at their disposal to fund in full all payments due to selling Unit holders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer for all outstanding Units and is not conditioned on financing being available, and the Purchasers have more than adequate financial resources, other information concerning the Purchasers' financial condition would have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, pacific daylight time, on May 27, 2005, to decide whether to tender your Units in the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern daylight time, on the day after the day on which the Offer was scheduled to expire.

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

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on minimum Units tendered, the availability of financing or otherwise determined by the success of the offer. However, we may not be obligated to purchase any Units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Company or its business prior to the Expiration Date.

HOW DO I TENDER MY UNITS?

To tender your Units, you can deliver a completed Letter of Transmittal to the Purchasers at: Sutter Capital Management, LLC, 220 Montgomery Street, Suite 2100, San Francisco, California 94104; (415) 788-1441; Facsimile: (415)
788-1515.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by June 26, 2005, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Purchasers while you still have the right to withdraw the Units.

WHAT DOES THE COMPANY THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the Company. The Company may be expected to respond with its position on the offer in the next two weeks.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

It is possible that, upon consummation of the Purchasers' offer, the number of Unit holders would drop below 300 and the Company could be eligible to deregister its securities. In this event, the Company could become a "private" company, and the Company would no longer file annual and quarterly reports with the Securities and Exchange Commission and the solicitation of proxies and making of tender offers would not be subject to the Exchange Act's rules applicable only to public companies. Based on the Purchasers' experience with similar offers to purchase illiquid partnership securities, the Purchasers do not believe that the Company will be eligible to remove the Units from registration as a result of this offer. Furthermore, the Purchasers have no reason to believe that the Company's obligation under its Limited Partnership Agreement to provide Unit holders with annual and quarterly reports, including annual audited financial statements, would be affected by any change in the Company's status as a public company.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unit holders will be affected in any way by the consummation of the offer.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE COMPANY?

The Purchasers are acquiring the Units for investment purposes and have no present intention to seek control of the Company or to change the management or operations of the Company. However, if the Purchasers successfully acquire a majority of the outstanding Units, they could potentially influence management of the Company in the future and reserve the right to do so.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Sutter Capital Management, LLC, at 415-788-1441.

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

TO THE UNIT HOLDERS OF CONCORD MILESTONE PLUS, LP

                                  INTRODUCTION

         The Purchasers hereby offer to purchase any and all outstanding Units at a purchase price of $2.50 per Unit ("Offer Price"), less the amount of any dividends declared or paid with respect to the Units between April 27, 2005, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

         For further information concerning the Purchasers, see Section 11 below and Schedule I.

Unit holders are urged to consider the following factors:

o Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $2.50 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units. According to Direct Investment Spectrum, Units traded at $1.15 per unit during January and February 2005. Neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Company could have an estimated liquidation value of approximately $4.18 per Unit. It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Company's properties, and are not qualified to appraise real estate. Furthermore, there can be no assurance as to the timing or amount of any future Company distributions, and there cannot be any assurance that the Purchasers' estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

o No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

         The Offer will provide Unit holders with an opportunity to liquidate their investment without the usual transaction costs associated with secondary market sales. Unit holders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchasers.

Establishment of the Offer Price

         The Purchasers have set the Offer Price at $2.50 per Unit, less the amount of any dividends declared or paid with respect to the Units between April 27, 2005 and the Expiration Date. In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the limited secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Company; and (ii) the costs to the Purchasers associated with acquiring the Units.

         The Company, in its annual report on Form 10-K for the year ended December 31, 2004, described the trading market for Units as follows:

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         "Class A and Class B Interests are not traded on any established public trading market or on any national securities exchange and are not quoted on any national quotation system. No organized public market has developed for the interests in the Partnership. Sales of Class A and Class B Interests occur from time to time through independent broker-dealers, but to the best of the Partnership's knowledge, as of March 1, 2005 there are no market makers for the interests."

         The lack of any public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units. As a result of such limited alternatives for Unit holders, the Purchasers may not need to offer as high a price for the Units as they would otherwise. On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Units upon consummation of the purchase. According to Direct Investment Spectrum, an independent secondary market reporting publication, 500 Units traded at $1.15 per unit during January and February, 2005. The information published by this independent source is believed to be the product of its private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.

         Additionally, according to the Company's Annual Report on Form 10-K for the period ended December 31, 2004, the book value of the Company's Units was $2.89 per unit.

         The Purchasers have estimated a per-unit net asset value of $4.18 per unit. The Purchasers are not qualified as real estate appraisers and have relied solely on publicly available information in making their estimate of the value of the Partnership's assets. The Purchasers estimated value of partnership assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Partnership's assets, whether now or at any time in the future. Using publicly available information concerning the Partnership contained in the Partnership's Annual Report on Form 10-K for the fiscal period ending December 31, 2004, the Purchasers' calculated the Partnership's net operating income ("NOI") by adding interest expense of $1,269,814, and depreciation and amortization of $758,193, to net income of $117,638, and subtracting non-operating income of $33,005, which yields NOI of $2,112,640. The NOI was then capitalized at a 10% capitalization rate (i.e., dividing it by 10%), to arrive at an aggregate property value of $21,126,400. This property value is reduced by 5% to account for estimated selling commissions of $1,056,320, and by long-term debt of $15,143,369, then increased by net current assets of $1,416,476, to arrive at total net asset value of $6,343,187. This number is then divided by 1,518,800 units outstanding to arrive at a per unit net asset value of $4.18.

         The Purchasers believe that the capitalization rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age, and quality. The utilization of different capitalization rates, however, could also be appropriate. In this regard, Unit holders should be aware that the use of lower capitalization rate would result in a higher estimated net sales value and thus a higher estimated asset value per Unit.

         The Offer Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Units may be relevant to Unit holders. Unit holders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing all the Units sought, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and its investment fund affiliates, changes in the public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Company's operations, any significant capital transactions by the Company, and local and national economic and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

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         Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred in connection with the Offer. The Purchasers desire to purchase all Units tendered by each Unit holder.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unit holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

                                  TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on May 27, 2005, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

         Section 2. Acceptance for Payment and Payment for Units. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely tender of the Units or of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Unit holder of the Purchasers' acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Unit holder or the custodian of the Units.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchasers may, nevertheless, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in
Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offer, you may instruct your broker to submit your Units to Depository Trust Company, or submit a properly completed and duly executed Letter of Transmittal with any other documents required by the Letter of Transmittal, in either case with Units received by Depository Trust Company or the Letter of Transmittal received by the Purchasers at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit holder may tender any or all Units owned by such Unit holder.

In order for a tendering Unit holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on May 27, 2005, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Purchasers.

Other Requirements. By tendering Units as set forth above, and upon acceptance for payment, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise. In addition, by tendering Units, upon acceptance for payment, a Unit holder also assigns to the Purchasers all of the Unit holder's rights to receive distributions from the Company with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Unit holder's representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the limited public market for the Units, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after June 26, 2005.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchasers at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and, if tendered by letter of Transmittal, must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered Units may be retained by the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this
Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Unit holders, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Unit holders, and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Unit holders. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service or PR Newswire, and by filing the amendment with the Securities Exchange Commission.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after their acceptance for payment of Units) are delayed in payment for Units or are unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Purchasers may retain tendered Units, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price, including a reduction for dividends declared or paid prior to the Expiration Date, or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder's Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder's tax basis in the Units sold. If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder's capital gains from other investments.

         The tax basis in the Units of a Unit holder will depend upon individual circumstances. Each Unit holder who plans to tender hereunder should consult with the Unit holder's own tax advisor as to the Unit holder's tax basis in the Unit holder's Units and the resulting tax consequences of a sale.

         A tax-exempt Unit holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unit holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Section 7. Effects of the Offer.

Effect on Trading Market. If the Purchasers acquire 100% of the outstanding Units, or even if the Purchasers acquire a majority of the outstanding Units, the secondary market trading in the Units would be materially reduced. The existence of a majority Unit holder could reduce the desirability of owning a minority interest in the Company, which could reduce the price a buyer would be willing to pay for your Units in the secondary market.

Voting Power of Purchasers. The Offer could result in a change in the voting control of the Company. Although the Purchasers do not currently intend to seek to control the Company or influence management, they reserve the right to do so in the future.

Status as a Public Company. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unit holders and to the Commission in periodic and current reports, and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit holders, and the Commission's and tender offer rules in connections with tender offers for Units. Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300, or below 500 if the Company's total assets are below $10 million for three consecutive preceding fiscal years. The Company reported a total of 951 Unit holders as of February 2005 and in excess of $19 million in total assets in each of its last two fiscal years. Although it is possible that the purchase of Units pursuant to the Offer could reduce the number of record Unit holders below 300, the Purchasers believe the possibility is unlikely based on the Purchasers' experience with tender offers for illiquid limited partnership interests such as the Units. Accordingly, the Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under the Exchange Act. If the Units were to be removed from registration under the Exchange Act, the

Company would no longer file annual and quarterly reports with the Securities and Exchange Commission and the solicitation of proxies and making of tender offers would not be subject to the Exchange Act's rules applicable only to public companies. Nevertheless, the Purchasers have no reason to believe that the Company's obligation under its Limited Partnership Agreement to provide Unit holders with annual and quarterly reports, including annual audited financial statements, would be affected by any change in the Company's status as a public company.

Section 8. Future Plans. Following the completion of the Offer, if the Purchasers have not acquired 100% of the outstanding Units, they or their affiliates may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer. The Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Company's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund=s portfolio of assets, including the mix and performance of their real estate interests and securities, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Company's operations, announcement of pending capital transactions and local and national economic and financial market developments and trends.

         The Purchasers have no present intention to seek control of the Company or to change the management or operations of the Company, to cause the Company to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Company, to make any change in the dividend policies, indebtedness or capitalization of the Company, or to change the structure of the Company, the status of the Units or the reporting requirements of the Company. However, if the Purchasers become a significant Unit holder and decide in the future to attempt to influence any of the foregoing, they could be in a position to do so.

Section 9. The Business of the Company. Information included herein concerning the Company is derived from the Company's publicly-filed reports. Information concerning the Company, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Company, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

Section 10. Conflicts of Interest. The Purchasers are aware of no material conflicts of interest affecting the Offer.

             Section 11. Certain Information Concerning the Purchasers. The Purchasers are Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3(TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller, Inc., and Robert Dixon. The principal business address of each of the Purchasers except MacKenzie Patterson Fuller, Inc., is 220 Montgomery Street, Suite 2100, San Francisco, California 94104, and the business telephone number for each is 415-788-1441. The principal business address for MacKenzie Patterson Fuller, Inc. is 1640 School Street, Moraga, CA 94563, and its business telephone number is 925-631-9100. For certain information concerning the directors and executive officers of the Purchasers see Schedule I to this Offer to Purchase.

         Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on
Schedule I nor any affiliate of the Purchasers have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Company or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and
(vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchasers expect that $3,797,000 would be required to purchase 100% of the outstanding Units, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through their existing liquid capital reserves. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Company's Unit holders, (iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Company, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Company, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion. In the event of any waiver of a material condition, the Purchaser will publicly announce such a waiver and the Offer will remain open for a period of at least five business days following the announcement of any such waiver of a material condition. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Units thereunder. The Purchasers' obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchasers are not seeking a controlling block of Units nor such a number of Units as to fall within these state statutes and, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses. The Purchasers have not retained any independent party to act as depositary in connection with the Offer. The Purchasers will pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

April 27, 2005

SUTTER OPPORTUNITY FUND 3, LLC
SUTTER OPPORTUNITY FUND 3 (TE), LLC
SCM-CMP ACQUISITION FUND, LLC
MACKENZIE PATTERSON FULLER, INC.
ROBERT E. DIXON

                                   SCHEDULE I

                       THE PURCHASERS AND THEIR PRINCIPALS

             The Purchasers are Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3 (TE), LLC, SCM-CMP Acquisition Fund, LLC, MacKenzie Patterson Fuller, Inc., and Robert E. Dixon. Each of the entity purchasers except MacKenzie Patterson Fuller, Inc., is a privately held California limited liability company managed by Sutter Capital Management, LLC, a California limited liability company, which, in turn, is managed by Robert E. Dixon. No person other than Mr. Dixon may be deemed a controlling person of any of the entity purchasers, except that (i) the sole beneficial owner of Sutter Opportunity Fund 3 (TE), LLC is the Girard Foundation, which is controlled by Ralph Woolley, and (ii) MacKenzie Patterson Fuller, Inc., is a privately held California corporation which is an investment management company controlled by C.E. Patterson. The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal oral agreement to share the costs associated with making the offer and to allocate any resulting purchases of Units among them in such manner and in such proportions as they may determine in the future.

             The principal business address for each of the Purchasers except MacKenzie Patterson Fuller, Inc., is 220 Montgomery Street, Suite 2100, San Francisco, California 94104, and the business telephone number for each is 415-788-1441. The principal business address for MacKenzie Patterson Fuller, Inc. is 1640 School Street, Moraga, CA 94563, and its business telephone number is 925-631-9100.

Sutter Capital Management, LLC

Sutter Capital Management, LLC is a California limited liability company formed in 1998. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon.

Robert E. Dixon has served as an officer and director of Sutter Holding Company, Inc. since March 2002. Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and that of the entities he controls, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.

MacKenzie Patterson Fuller, Inc.

The names of the directors and executive officers of MacKenzie Patterson Fuller, Inc. are set forth below. Each individual is a citizen of the United States of America. The principal business address of MacKenzie Patterson Fuller, Inc., each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.

C.E. Patterson is President and a director of MacKenzie Patterson Fuller, Inc., which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989. In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MPF Advisers, Inc.), a registered investment adviser ("MPFA"), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of MPFA, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. Mr. Patterson has served as president of Host Funding, Inc., an owner of lodging properties, since December 1999. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company. Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a director of MacKenzie Patterson Fuller, Inc. and has served in that capacity since January 1989. In 1981, Ms. Patterson and C.E. Patterson established MPFA. She has served as Chair of the Board and Secretary of MPFA since that date. Her responsibilities with MPFA include oversight of administrative matters and monitoring of past projects underwritten by MPFA. Since October 1990, Ms. Patterson has served as Chief Executive Officer of Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of its three nursing homes and over 300 employees.

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

Glen W. Fuller became senior vice president and a director of MacKenzie Patterson Fuller, Inc. in May 2000. Since 2004 he has been a director and vice president of MPFA. Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson Fuller, Inc. as a portfolio manager and research analyst. Since December 1999, Mr. Fuller has served as an officer and director of Host Funding, Inc. Prior to joining MacKenzie Patterson Fuller, Inc., from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive). Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson is vice president, general counsel, and a director of the MacKenzie Patterson Fuller, Inc. Since 2004 he has been a director and vice president of MPFA. Prior to joining MacKenzie Patterson Fuller, Inc. in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003. From August 1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997. He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science. He also has prior experience in sales, retail, and banking.

Christine Simpson is vice president of MacKenzie Patterson Fuller, Inc. and MPFA and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson Fuller, Inc. Ms. Simpson has served in that position since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Patterson Fuller, Inc. She joined MacKenzie Patterson Fuller, Inc. as an administrative assistant in July 1990.

Andrea K. Meyer is vice president of Trading and Portfolios for MPFA and MacKenzie Patterson Fuller, Inc. As vice president of Trading and Portfolios, Ms. Meyer is responsible for handling the day-to-day operations of the trading department. She graduated from St. Mary's College of California in 1997 with a Bachelor of Science in Business Administration with a concentration in Finance and a Minor in Accounting. Prior to joining MPFA in 1998, she worked for a year for State Street Bank and Trust, one of the leading financial services specialists worldwide, as a portfolio accountant.

Sutter Opportunity Fund 3 (TE), LLC

As noted above, Sutter Opportunity Fund 3 (TE), LLC is managed by Sutter Capital Management LLC and its sole beneficial owner is controlled by Ralph Wooley. See the above discussion regarding Sutter Capital Management LLC.

Ralph Woolley is a private investor with over 25 years experience in the real estate and venture capital industries. Mr. Woolley's principal business address is 8070 La Jolla Shores Drive, #523, La Jolla, CA 92037.









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